Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. ADDS TYLER SKARDA AS
SENIOR VICE PRESIDENT, MARINE OPERATIONS

NEW YORK, December 2, 2015 -- Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; “Lindblad” or the "Company"), a global provider of expedition cruises and adventure travel experiences, announced today it has named Tyler Skarda as its Senior Vice President, Marine Operations. He will join Lindblad on January 4, 2016.

Mr. Skarda brings over two decades of maritime industry experience, focused on strategy, capital equipment procurement cost reduction, and shipbuilding/ship operations process improvement for global maritime companies and their suppliers. For the past seven years, he served as a consultant with the leading global management consulting firm, A.T. Kearney. Mr. Skarda started his career in the United States Navy and later worked in the Office of the Secretary of Defense as a senior maritime industry analyst prior to leaving the service.

Lindblad’s President & CEO Sven-Olof Lindblad said, "We are excited to have Tyler join our team to lead our global marine operations. Lindblad Expeditions is in a significant growth phase, and Tyler’s expertise and deep experience will be invaluable for both our new build fleet expansion as well as the shepherding of our existing fleet."

Mr. Skarda will be relocating to Lindblad’s Seattle office.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership's educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

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